BRENTON BANKS, INC.

CAPITAL SQUARE, 400 LOCUST, DES MOINES, IOWA 50309




PROXY STATEMENT


ANNUAL MEETING OF STOCKHOLDERS TO BE HELD


MAY 12, 1995




     This proxy statement is being mailed to the shareholders of Brenton Banks, Inc., on March 31, 1995. The proxy statement is furnished in connection with the solicitation by the Board of Directors of Brenton Banks, Inc., of proxies for use at the Annual Meeting of Stockholders of Brenton Banks, Inc., to be held on May 12, 1995, and any adjournments thereof (the "Proxy Statement"). The Bylaws of Brenton Banks, Inc. provide that the Annual Meeting of Stockholders is to be held on May 3, 1995. However, the Annual Meeting of Stockholders of Brenton Banks, Inc. is adjourned until Friday, May 12, 1995.

     The close of business on March 13, 1995, has been fixed as the record date for determination of the stockholders of Brenton Banks, Inc., who are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 7,916,346 outstanding shares of Common Stock of Brenton Banks, Inc. Each of these shares is entitled to one vote at the Annual Meeting. Only stockholders of record on the books of Brenton Banks, Inc. as of the record date will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of Brenton Banks, Inc., (the "Parent Company"). Any stockholder may still attend the meeting and vote in person, regardless of whether the stockholder has previously given a proxy, but presence at the meeting will not revoke the stockholder's proxy unless the stockholder votes in person.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of March 13, 1995, information as to
(a) the only persons who were known by the Parent Company to own beneficially more than 5% of the outstanding Common Stock (the only voting securities) of the Parent Company, and (b) the number of shares of such Common Stock beneficially owned by all executive officers and directors as a group:
     1

                                                                                    Of such beneficial ownership,
                                                                                    amounts to which the
                                              Beneficial Ownership                  beneficial owner has:
                                              __________________________________    ________________________________
                                                                                    Sole Voting       Shared Voting
  Name and Address of                         Shares Beneficially       Percent     and Investment    and Investment
    Beneficial Owner                            Owned (1)(2)(3)         of Class         Power             Power
  ___________________                           _______________         ________         _____             _____

William H. Brenton                            1,491,967 (4)             18.62%        497,752           994,215
Capital Square
400 Locust
Des Moines, IA 50309

C. Robert Brenton                             1,429,593 (4)             17.84%        381,732         1,047,861
Capital Square
400 Locust
Des Moines, IA 50309

Junius C. Brenton                             1,548,725                 19.33%        455,161         1,093,564
Capital Square
400 Locust
Des Moines, IA 50309

Jane Eddy                                       460,110                  5.74%        159,060           301,050
2908 Forest Drive
Des Moines, IA 50312

Juliette Moen                                   466,070                  5.57%        122,397           323,673
5801 Crescent Terrace
Edina, MN  55436

Carolyn O'Brien                                 517,890                  6.46%        164,349           353,541
301 Tonawanda Drive
Des Moines, IA 50312


All executive officers and directors          2,680,654 (4)(5)          33.46%      1,481,137 (4)(5)  1,199,517 (5)
as a group (16 persons including
William H. Brenton, C. Robert
Brenton and Junius C. Brenton)

(1)  For purposes of this proxy statement, beneficial ownership is deemed to include stock owned (a) personally by the individual or as custodian for minor children; (b) by the spouse or children of the individual having the same home as the individual or being supported by the individual; (c) by any trust in which the individual has or shares voting power or investment power over the securities; and (d) by any foundation or corporation in which the individual has or shares voting power or investment power over the securities.
(2)  The number of shares which are beneficially owned by each of the individuals listed above and which are also listed as beneficially owned by another person(s) listed in the above table are as follows:  William H. Brenton - 974,436 shares;
C. Robert Brenton - 974,436 shares; Junius C. Brenton - 974,436 shares; Jane Eddy - 286,101 shares; Juliette Moen - 323,673 shares; and Carolyn O'Brien - 286,101 shares.
(3)  The registrant knows of no shares with respect to which any listed individual or group has the right to acquire beneficial ownership, except as noted in Footnote (4) below.
(4)  Amount includes vested options for the purchase of the Parent Company's Common Stock pursuant to the Non-Qualified
Stock Option Plan in the following amounts: William H. Brenton - 6,000 shares; C. Robert Brenton - 21,000 shares; and seven members of the executive officers and directors group (including William H. Brenton and C. Robert Brenton) - 99,700 shares.
(5)  Adjusted to eliminate multiple counting of shares beneficially owned by two or more persons.  With respect to shares beneficially owned by individual directors who are nominees, see "Election of Directors" (page 3).

     2

I.  ELECTION OF DIRECTORS

     The Parent Company's Bylaws provide that the number of persons serving on the Board of Directors shall not be less than five and not more than eleven. In July 1994, the Board of Directors appointed Hubert G. Ferguson to serve as director, upon the retirement of Thomas R. Smith. In February 1995, the Board of Directors increased the number of directors to be elected from six to seven and appointed Gary M. Christensen to serve as director. Mr. Ferguson and Mr. Christensen will serve as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The normal terms for persons elected as directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

     Proxies in the accompanying form will be voted FOR the election of these individuals, unless authority to vote is withheld on the proxy. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board of Directors may propose. Any stockholder has the option to withhold authority to vote for all nominees for directors, or to withhold authority to vote for individual nominees for directors. The effect on the election of directors of casting votes against nominees or of withholding authority to vote for nominees is that the stockholder is considered present at the meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received the favorable vote of a majority of shares present at the meeting needed for election. Information about the nominees as of March 13, 1995 is set forth below:

NOMINIEES
                                                                         Has Served       Shares Beneficially
                                 Position with the Parent Company       as a Director         Owned as of      Percent
       Name               Age      and/or Principal Occupation              Since           March 13, 1995     of Class
       ____               ___      ___________________________              _____           ______________     ________

C. Robert Brenton         64     Chairman of the Board,
                                 Brenton Banks, Inc.                        1960          1,429,593 (1)(2)     17.84%

William H. Brenton        70     Chairman of the Executive Committee,
                                 Vice Chairman of the Board,
                                 Brenton Banks, Inc.                        1957          1,491,967 (1)(2)     18.62%

Junius C. Brenton         60     Director,
                                 Brenton Banks, Inc.                        1969          1,548,725 (1)        19.33%

Robert L. DeMeulenaere    55     President,
                                 Brenton Banks, Inc.                        1994             26,272 (2)(3)     less than
                                                                                                                   1%

R. Dean Duben             68     Vice Chairman of the Board,
                                 Brenton First National Bank,
                                 Davenport*                                 1960             17,082 (4)        less than
                                                                                                                   1%
Hubert G. Ferguson        67     Financial Services Consultant,
                                 Minneapolis, Minnesota                     1994              1,000 (5)        less than
                                                                                                                   1%

Gary M. Christensen       51     President and Chief Operating
                                 Officer, Pella Corporation                 1995                --                 --

*A subsidiary of the Parent Company.

(1)  See "Principal Holders of Voting Securities" (page 2). William H. Brenton, C. Robert Brenton and Junius C. Brenton are
control persons of Brenton Banks, Inc., by virtue of their stock ownership.
(2)  Amount includes vested options for the purchase of the Parent Company's Common Stock pursuant to the Non-Qualified
Stock Option Plan in the following amounts:  C. Robert Brenton - 21,000 shares, William H. Brenton - 6,000 shares, and
Robert L. DeMeulenaere - 21,000 shares.
(3)  Mr. DeMeulenaere has sole voting and investment power over 24,171 shares, and shared power over 2,101 shares.
(4)  Mr. Duben has sole voting and investment power over 10,289 shares, and shared power over 6,793 shares.
(5)  Mr. Ferguson has sole voting and investment power over all 1,000 shares.

     3

     In addition to the positions listed above, the nominees were employed in the following capacities during the past five years. C. Robert Brenton served as President of the Parent Company through May 1990. William H. Brenton served as Chairman of the Board of the Parent Company through May 1990. Junius C. Brenton served as President of the Parent Company from May 1990 to January 1994, Executive Vice President of the Parent Company through May 1990 and CEO of Brenton National Bank of Des Moines from April 1988 through February 1990. Robert L. DeMeulenaere served as Senior Vice President of the Parent Company and CEO of Brenton Bank and Trust Company of Cedar Rapids from August 1990 through January 1994, and Senior Vice President-Metro Bank Division of the Parent Company through August 1990. R. Dean Duben served as Senior Vice President of the Parent Company and President of Brenton First National Bank, Davenport through December 1991. Hubert G. Ferguson served as Senior Vice President of Dain Bosworth, Minneapolis, Minnesota, through December 1992. Gary M. Christensen served as General Manager-Refrigeration Products for the Major Appliance Group of General Electric from January 1989 through November 1990 and Senior Vice President of Marketing and Sales for Pella Corporation from November 1990 through December 1993.

     None of the nominees, current directors or executive officers of the Parent Company are related except William H. Brenton, C. Robert Brenton and Junius C. Brenton who are brothers.

     All loans made by the Parent Company's affiliated banks to directors, nominees, executive officers and associates of such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     None of the above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940 except C. Robert Brenton, who is a director of Pioneer Hi-Bred International, Inc.

     At the beginning of 1994, the Audit Committee consisted of the following members: R. Dean Duben, Carrol R. Collins; John C. Eddy; Joseph B. Ryan, Jr.; Max A. Smith; and Thomas R. Smith. During 1994, the Committee membership was revised and the Audit Committee was comprised of R. Dean Duben, John C. Eddy, and Hubert G. Ferguson at the end of the fiscal year. R. Dean Duben and Hubert G. Ferguson are also members of the Board of Directors. The Audit Committee oversees the functions of the internal audit department; examines the services performed for Brenton Banks, Inc. and its subsidiaries (the "Company") by the Company's independent auditors; approves or disapproves their services and considers the effect of their services on the independence of the auditors; and performs such other functions as the Board of Directors shall from time to time assign to it. During 1994, the Audit Committee met twice.

     The Salary Policy Review Committee, which sets and confirms the salaries of officers and employees other than C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere, consisted of C. Robert Brenton, William H. Brenton, Robert L. DeMeulenaere, Phillip L. Risley, and Roger D. Winterhof for 1994. During 1994, the Salary Policy Review Committee met once. See the Compensation Committee Report on page 7.

     Although the Board of Directors has no standing Nominating Committee, the Board met once during February 1995, for the purpose of naming nominees for the Board of Directors and has selected R. Dean Duben to report to the stockholders at the Annual Meeting on the nominees recommended by the Board of Directors. In July 1994, Thomas R. Smith retired from the Board and Hubert G. Ferguson was elected to fill the vacated position. In February 1995, the Board of Directors increased the number of directors from six to seven and named Gary M. Christensen to fill this Board position. The Board will consider nominations for the Board of Directors submitted by stockholders to the Secretary of the Parent Company at least one hundred and twenty days prior to the Annual Meeting of Stockholders. In accordance with the Parent Company's Bylaws, no nominations for the Board of Directors will be considered or voted on at the Annual Meeting of Stockholders unless submitted in writing to the Secretary of the Parent Company at least five days prior to the Annual Meeting.

     During 1994, the Board of Directors held thirteen meetings, including seven regular meetings, and six special meetings. During 1994, each of the incumbent directors who are nominees for the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the nominee served.

     Section 16 of the Securities and Exchange Act of 1934 requires the officers, directors and shareholders holding more than ten percent of the Company's common stock to file reports reflecting their ownership of stock and any changes in ownership with the Securities and Exchange Commission. Copies of the reports filed with the Securities and Exchange Commission are delivered to the Company. Based upon the Company's review of the forms and upon representations from
     4
the individuals that no year end filings are necessary, the Company believes that all filing requirements under Section 16 were made by all of the Company's officers, directors and shareholders holding more than ten percent of the Company's common stock. Brenton Banks, Inc., undertakes to make the filings on behalf of its executive officers and directors and has procedures to assure that filing requirements are met.

EXECUTIVE COMPENSATION

     The following sets forth information on the annual and long-term compensation paid or accrued by the Company for services rendered in 1994, 1993 and 1992 of those persons who are the Chairman of the Board, Vice Chairman of the Board, and the three most highly compensated officers of the Company.

Summary Compensation Table
                                                                                         Long Term
                                                     Annual Compensation                Compensation
                                            __________________________________________  ____________
                                                                          Other Annual  Restricted   All Other
Name and Current Principal                                                Compensation     Stock    Compensation
         Position                        Year     Salary ($)   Bonus ($)       ($)      Award(s) ($)     $
         ________                        ____     __________   _________  ____________  __________  ____________

C. Robert Brenton                        1994      172,388        --            --         --        138,165 (4)
  Chairman of the Board                  1993      165,758      21,756          --         --         29,731 (5)
                                         1992      157,116      32,994          --         --         27,374 (6)

William H. Brenton                       1994      172,388        --            --         --        185,855 (7)
  Chairman of the Executive Committee    1993      165,758      21,756          --         --         26,591 (8)
  and Vice Chairman of the Board         1992      157,116      32,994          --         --         30,243 (9)

Robert L. DeMeulenaere                   1994      150,000        --          15,330 (1) 69,131 (3)   11,250 (10)
  President                              1993      126,209      20,502          --       44,861 (3)   12,214 (10)
                                         1992      118,000      32,893          --       55,510 (3)   10,631 (10)

Phillip L. Risley                        1994      146,300        --            --       55,644 (3)   11,250 (10)
  Executive Vice President               1993      140,000      26,950          --       52,054 (3)   13,383 (10)
                                         1992      119,000      30,049          --       56,602 (3)   12,534 (10)

Larry A. Mindrup                         1994      124,299      40,000        26,428 (2) 32,467 (3)   11,250 (10)
  President and CEO of                   1993      102,084      50,451          --       30,363 (3)    9,284 (10)
  Brenton Savings Bank, FSB              1992       96,429      25,864          --       37,023 (3)    9,995 (10)

(1)  Includes a payment of $9,375 made to Mr. DeMeulenaere in connection with his relocation from Cedar Rapids, Iowa to Des
Moines, Iowa.
(2)  Includes a payment of $18,319 made to Mr. Mindrup in connection with his relocation from Grinnell, Iowa to Ames, Iowa.
(3)  The restricted stock awards are a part of the Company's Long-Term Incentive Stock Compensation Plan.  Under the terms of the restricted stock grant, an individual receiving a grant must be continuously employed by the Company for 3 fiscal years beginning in the year of the grant for the restricted stock to vest, unless vested prior to this date due to death, disability, retirement or change in control of the Company.  No dividends are paid on the restricted stock.  The market value per share of the restricted stock on the date of grant was $18.25 for the 1994 grant and $20.00 for the 1993 grant,
$18.00 for the 1992 grant after restatement for the 3-for-2 stock split.  Robert L. DeMeulenaere was granted 3,788, 2,564 and 3,202 restricted shares for the years 1994, 1993 and 1992, respectively.  The market value of Mr. DeMeulenaere's restricted stock holdings was $174,361 based on the closing price as of December 31, 1994.  Phillip L. Risley was granted
3,049, 2,974 and 3,265 restricted shares for the years 1994, 1993 and 1992, respectively.  The market value of Mr. Risley's restricted holdings was $169,505 based on the closing price at December 31, 1994.  Larry A. Mindrup was granted 1,779, 1,735 and 2,136 restricted shares for the years 1994, 1993 and 1992, respectively.  The market value of Mr. Mindrup's restricted holdings was $103,115 based on the closing price at December 31, 1994.
(4)  Includes life insurance premium payments made by the Company on behalf of Mr. Brenton in the amount of $114,000, which will be repaid to the Company upon the termination of such insurance policies.  The Company expensed $24,342 in connection with the payment of the premiums.  This amount also includes contributions of $11,250 toward qualified retirement plans and
$12,915 of directors fees paid by affiliated banks.
(5)  Consists of a $17,831 contribution toward qualified retirement plans and $11,900 of directors fees paid by affiliated banks.
(6)  Consists of a $16,834 contribution toward qualified retirement plans and $10,540 of directors fees paid by affiliated banks.
(7)  Includes life insurance premium payments made by the Company on behalf of Mr. Brenton in the amount of $114,000, which will be repaid to the Company upon the termination of such insurance policies.  The Company expensed $14,604 in connection with the payment of the premiums.  This amount also includes a one time payment of $50,000 made in accordance with Mr.
Brenton's employment contract with the Company; a contribution of $11,250 toward qualified retirement plans; and $10,605 of directors fees paid by affiliated banks.
(8)  Consists of a $14,936 contribution toward qualified retirement plans and $11,655 of directors fees paid by affiliated banks.
(9)  Consists of a $18,618 contribution toward qualified retirement plans and $11,625 of directors fees paid by affiliated banks.
(10) Constitutes the entire amount contributed to qualified retirement plans, on behalf of the named individual.

     5

     Option Exercises and Fiscal Year-End Values - The following table sets forth information regarding the number of options exercised by the named executive officers and the year-end values of options held by such individuals pursuant to the Company's Non-Qualified Stock Option Plan. All of the options granted to the named executive officers are exercisable.

Aggregated Option/SAR Exercises in Last Fiscal Year
and December 31, 1994 Option/SAR Values
                                                                                                          Value of
                                                                           Number of Securities          Unexercised
                                                                          Underlying Unexercised        In the Money
                                            Shares                           Options/SARs at           Options/SARs at
                                          Acquired on        Value          December 31, 1993         December 31, 1994
           Name                           Exercise #       Realized $         (Exercisable)             (Exercisable)
           ____                           __________       __________         _____________             _____________

C. Robert Brenton,
 Chairman of the Board                        --              --               21,000                    $ 290,500

William H. Brenton,
  Chairman of the Executive Committee
  and Vice Chairman of the Board              --              --                6,000                    $  83,000

Robert L. DeMeulenaere,
  President                                   --              --               21,000                    $ 290,500

Phillip L. Risley,
  Executive Vice President                    --              --                 --                           --

Larry A. Mindrup,
  President and CEO of
  Brenton Savings Bank, FSB                 7,750          $108,708             5,000                    $  69,150

     Long-Term Incentive Plans - Awards in Last Fiscal Year - The following table sets forth information regarding the number of Incentive Stock Grants granted to the named executive officers pursuant to the Company's Long-Term Incentive Stock Compensation Plan that was adopted in 1992. The Company does not offer any other long-term incentive plans which would be included in this table.

Long-Term Incentive Plans - Awards in Last Fiscal Year
                                            Number of        Performance or          Estimated Future Payouts
                                          Shares, Units       Other Period       under Non-Stock Price-Based Plans
                                            or Other        Until Maturation
          Name                              Rights #            or Payout     Threshold #      Target #     Maximum #
          ____                              ________            _________     ___________      ________     _________

C. Robert Brenton,
  Chairman of the Board                       --                   --             --              --           --

William H. Brenton,
  Chairman of the Executive Committee
  and Vice Chairman of the Board              --                   --             --              --           --

Robert L. DeMeulenaere,
  President                                 7,035           January 1, 1997     3,517           7,035       10,553 (1)

Phillip L. Risley,
  Executive Vice President                  5,663           January 1, 1997     2,831           5,663        8,494 (1)

Larry A. Mindrup,
  President and CEO of
  Brenton Savings Bank, FSB                 3,303           January 1, 1997     1,651           3,303        4,955 (1)

(1)  Amounts in excess of the target amounts awarded under the Company's Long-Term Incentive Stock Compensation Plan are
required to be paid in cash.  The amount of cash paid pursuant to the Plan is determined by the value of the Company's
Common Stock on January 1, 1997, multiplied by the number of shares awarded to the individual in excess of the target amount as determined by the tiered achievement scale established by the Plan.

     6

     Shareholder Return Performance Presentation - Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ stock market index for U.S. companies, and SNL Securities' Midwestern Bank Index for the five-year period ended December 31, 1994. In prior years the Company used the Chicago Corporation's Midwest Bank Index as its peer group. During 1994 the Chicago Corporation discontinued the publication and computation of the Index. The Chicago Corporation's Midwest Bank Fund Index is reproduced below for the period of December 1989 through December 1993. Total return values for the Company, NASDAQ, Chicago Corporation's Midwest Bank Index and SNL Securities' Midwestern Bank Index were calculated based on cumulative total return values assuming reinvestment of dividends. The graph represents a $100 investment on December 31, 1989, and presents the current value, considering dividend reinvestment and current market prices. The shareholder return shown on the graph is not necessarily indicative of future performance of the Company.

Brenton Banks Inc., Stock Price Performance
                                           1989   1990   1991   1992   1993   1994

Brenton Banks, Inc.                        100    90     145    181    187    199
SNL Securities Midwestern Bank Index*      100    84     146    188    181    189
CRSP Index for the NASDAQ Stock Market
  (U.S. Companies)**                       100    84     136    158    181    177
The Chicago Corp. Midwest Bank
  Index***                                 100    79     118    155    164    N/A

     Compensation Committee Report - The Compensation Committee Report has been prepared by the following individuals: Robert L. DeMeulenaere, C. Robert Brenton, William H. Brenton, R. Dean Duben, Phillip L. Risley and Roger D. Winterhof. The Salary Policy Review Committee is a committee appointed by the Board of Directors to establish the policies and procedures regarding the compensation to be paid to all executive officers of the Company. The Salary Policy Review Committee is composed of C. Robert Brenton, William H. Brenton, Robert L. DeMeulenaere, Phillip L. Risley and Roger D. Winterhof. The compensation of the executive officers of the Company, except Robert L. DeMeulenaere, C. Robert Brenton, and William H. Brenton, is determined by either Robert L. DeMeulenaere, or the Chairman of the Board, C. Robert Brenton. Robert L. DeMeulenaere and C. Robert Brenton determine the actual level of compensation of each executive officer in accordance with the policies established by the Salary Policy Review Committee. The compensation of each executive officer is then presented to the Company's Board of Directors for approval.

     The compensation of the Company's most senior executive officers (C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere) is initially considered by C. Robert Brenton and William H. Brenton. Robert L. DeMeulenaere is the senior officer in charge of the daily operations of the Company. C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere share many of the responsibilities and duties of chief executive officer. C. Robert Brenton and William H. Brenton apply the procedures established by the Salary Policy Review Committee to formulate a recommendation regarding their own compensation and the compensation of Robert L. DeMeulenaere. This recommendation is then presented to the Company's Board of Directors for discussion and approval.
     7

     The total compensation of the Company's executive officers, including C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere, is comprised of three distinct components: base salary, bonuses and long-term compensation plans. In addition to each of the foregoing, the executive officers of the Company are allowed to participate in the Company's Profit Sharing/401(k) Plan, Employee Stock Purchase Plan and other employee benefit programs generally available to all Company employees.

     Base Salaries - The Salary Policy Review Committee sets the base salary of each of the Company's executive officers at levels that are comparable to those paid by similar sized banks and bank holding companies located in the midwestern region and throughout the United States, as documented by independent survey companies. The Board of Directors believes that the base salary (including directors fees paid by affiliated banks) of C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere are set at levels below that of Chief Executive Officers of other comparable bank holding companies, as documented by independent survey companies. The base salaries of the Company's senior executive officers have increased at an average annual rate of 2.5% over the last three years. The base salaries of the Company's executive officers, including C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere, are not directly related to the Company's stock performance. Executive officers of the Company received no increase in base salary and will be paying a higher percentage of health insurance premiums personally in 1995.

     Bonuses - The bonus plans implemented by the Company are designed to promote the interests of the Company by tying the Company's financial and customer service goals to each executive officer's compensation. Pursuant to the Company's bonus plans, as established by the Salary Policy Review Committee, each executive officer, including C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere, is granted a bonus based upon the achievement of certain defined performance goals covering areas directly influenced or controlled by the officer. The performance goals for each executive officer are defined and quantified in a tiered achievement scale during the first quarter of each year. The executive officer's success in the achievement of assigned goals determines the amount of the bonus to be paid. The goals established for the executive officers include both Company financial performance goals and/or customer service goals. The financial performance goals include total dollar earnings, percentage growth in loans and deposits, asset quality, net interest margin, net noninterest expense, and noninterest income. An executive officer may earn up to 32.5% of base salary through the Company's bonus plans if all of the stated goals are achieved. For 1994, all executive officers of the Company earned an average of 3.4% of their base salaries through the Company's bonus plans.

     C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere also participate in the Company's bonus plans. All were eligible to receive up to 32.5% of their base salaries in bonuses, based on tiered achievement scales.
C. Robert Brenton's bonus was based on Company earnings, core deposit growth, core loan growth, and net noninterest expense. William H. Brenton's bonus was based on Company earnings, core deposit growth, and core loan growth. Robert L. DeMeulenaere's bonus was based on Company earnings, core deposit growth, core loan growth, noninterest income, and net noninterest expense. The tiered achievement scales were the same for all executive officers and ranged from $14.3 million to $16.5 million for Company earnings, 5% to 15% for core deposit growth, 9% to 23% for core loan growth, $19.5 million to $21.5 million for noninterest income, and $34.7 million to $32.4 million for net noninterest expense. No bonuses were paid to these individuals for the 1994 bonus plan. The Salary Policy Review Committee believes that the bonus plan potential to C. Robert Brenton, William H. Brenton and Robert L. DeMeulenaere and all other executive officers under the Company's bonus plans are comparable to the bonus plans of other similar sized midwest bank holding companies, as documented by independent survey companies. The sole named executive officer to receive a bonus for 1994 was Larry Mindrup.

     Long-term Compensation Plans - Long-term Incentive Stock Compensation Plan - The purpose of the Company's Long-term Incentive Stock Compensation Plan is to increase the stock held by the Company's executive officers and key employees and to provide long-term incentives to participants in the Plan. The long-term incentives are designed to closely ally the interest of executive officers to the interests of the shareholders of the Company.
Stock is granted under the Plan to achieve value equal to a specific multiple of the individual's base salary, with 35% designated as restricted stock and 65% as performance stock. Executive officers granted restricted and performance stock by the Board of Directors, must remain employed by the Company through the third calendar year following the grant, in order to receive the stock without the restrictions. Additionally, performance criteria described below must be met to earn performance stock. In the event of death, disability or retirement after the age of 65 by the executive officer or a change in control of the Company, up to 100% of the restricted or performance stock granted to the executive officer will be transferred to the participant without restrictions.

     During 1994, the Board of Directors approved the grant of 17,809 shares of restricted stock to the executive officer group of the Company. Assuming all restricted stock grants are awarded, the value of all restricted stock grants (based upon the value on the date of grant) awarded to executive officers of the Company is 14.3% of the executive officers' anticipated base salary over the three-year period the stock is restricted.
     8

     The Board of Directors granted 33,074 shares of performance stock grants during 1994 to the executive officers of the Company. The performance stock grants awarded to the executive officers of the Company will be transferable to the participants at the beginning of the fourth calendar year, if the Company's average annual increase in earnings per common and common equivalent share reaches tiered levels for the three-year performance period. The threshold, target and maximum average annual earnings per share growth under the terms of the Plan are 7.50%, 10.00 to 11.99%, and greater than 16.00%, respectively; for example, none of the performance shares will be earned if the average annual earnings per share growth over the performance period is less than 7.50%, 100% will be earned if the earnings per share growth is 10.00% to 11.99%, and 150% will be earned if the earnings per share growth is 16.00% or more. The threshold, target and maximum amounts awarded under the Plan for the named executive officers under this program are set forth in the prior table titled "Long-Term Incentive Plans - Awards in the Last Fiscal Year". The maximum amount available to a participant granted performance stock is 150% of the performance stock granted. Amounts in excess of 100% of the stock awarded are to be paid in cash to the participant. Assuming the target performance levels are reached, the value of the performance stock grants (based upon the value on the date of grant) will be 26.5% of the executive officer's anticipated base salary over the three year performance period.

     When granting both the restricted and performance stock awards under the Plan, the Board of Directors considered the position of the executive officer, the executive officer's past and anticipated contribution to the Company's profitability and the executive officer's alliance with the interests of shareholders. The Board of Directors did not award any restricted or performance stock to C. Robert Brenton or William H. Brenton because these individuals' interests already closely ally the interests of shareholders due to their substantial stock holdings in the Company.

     Long-term Compensation Plan - Non-qualified Stock Option Plan - The Company also maintains a Non-Qualified Stock Option Plan which permits the Board of Directors to grant options to officers of the Company (Brenton Banks, Inc. and its subsidiaries) through May 6, 1997. At December 31, 1994, there were 200 officers of the Company eligible to participate in the Non-Qualified Stock Option Plan. The total aggregate amount of stock that can be issued pursuant to the exercise of the options is 300,000 shares of the Parent Company's $5 par value common stock. The options are intended to be non-qualified options under the Internal Revenue Code.

     The Board of Directors has adopted Administrative Rules ("Rules") for the Non-Qualified Stock Option Plan. The Rules set the term of the options at 10 years and 30 days after the date of grant and provide for a ratable 5 year vesting schedule for the options. The Rules also provide for full vesting upon normal retirement after age 60, upon the death or disability of the optionee, or in the event the Company is sold, merged, or consolidated with another company. If the optionee retires prior to age 60 without the Board of Directors' approval or is terminated by the Company, the options that were then exercisable by the optionee will expire if not exercised within 90 days.

     The Board of Directors granted 8,400 options on July 21, 1994, 15,000 options on June 28, 1990; 21,000 options on April 19, 1990; 15,000 options on September 14, 1988; and 250,500 options on July 13, 1987. The options are exercisable at the market price on the date of grant: $19.63 in July 1994, $9.46 in June 1990, $8.79 in April 1990, $6.42 in September 1988 and $4.42 in
July 1987. As of December 31, 1994, 143,950 options had been exercised and 9,900 had been forfeited. The weighted average per share exercise price of the 156,050 options currently outstanding is $5.26. Of the 156,050 options currently outstanding, 140,450 were vested and exercisable at the end of 1994. When granting options under the Plan the Company's Board of Directors considered the position of the executive officer, the executive officer's past and anticipated contribution to the Company's profitability.

     Split Dollar Insurance - The Company has instituted a life insurance program for the benefit of C. Robert Brenton and William H. Brenton to encourage their continued participation in the Company following their retirement and to aid them with their estate planning goals. The life insurance program provides up to $3,500,000 of life insurance coverage to both C. Robert Brenton and William H. Brenton and their spouses. Pursuant to the terms of the program, the insurance policies are held in a trust created for the benefit of the named executive officer and the officer's spouse. The Company is obligated to pay up to $114,000 of the premiums for a period of seven (7) years. Upon the termination of the policies, the Company is repaid the premiums together with interest in excess of $300,000 on the premiums at the rate of 5.2% per annum. The amount of the premiums paid for 1994 is set forth in the Summary Compensation Table. The Company expensed $24,342 and $14,605 for C. Robert Brenton and William H. Brenton, respectively, in connection with the payments made pursuant to the life insurance program.
The benefits payable pursuant to the life insurance program are not related to the performance of the Company.

RESPECTFULLY SUBMITTED,

C. ROBERT BRENTON, WILLIAM H. BRENTON, ROBERT L. DEMEULENAERE, R. DEAN DUBEN, PHILLIP L. RISLEY AND ROGER D. WINTERHOF
     9

     Director Compensation - During 1994, each director who was not an officer and full-time employee of the Company was eligible to receive directors fees. Directors who were full-time employees, received no separate compensation for service as director of the Parent Company. For 1994, directors fees were initially set at $500 for each Board of Directors meeting attended and $300 for each audit committee meeting attended. These fees were increased in July 1994 to $2,500 for Board of Directors meetings and $500 for audit committee meetings. During 1994, Thomas R. Smith and R. Dean Duben earned $4,300 and $15,800, respectively for their service as directors of the Company and its affiliated banks. Hubert G. Ferguson earned $10,500 for services rendered as a Director of the Company and $2,250 for consulting services rendered to the Company's brokerage operations. Junius C. Brenton received no directors fees in 1994.

     Agreements with Executive Officers - In July 1989, William H. Brenton entered into an Employment Agreement with the Parent Company. The Agreement sets forth the terms under which Mr. Brenton remained employed with the Parent Company through December 31, 1994. The Agreement set the lower limit of his annual compensation and provides for certain death, disability and retirement benefits. Mr. Brenton's annual salary during the term of his employment was set by the Board of Directors and was equivalent to other senior executive officers of the Parent Company, but not less than his base salary for 1989 or the highest senior executive officer's salary then in effect. In addition to his base salary, he was entitled to participate in all other compensation plans offered to the other senior executive officers of the Parent Company. Upon retirement in December 1994, Mr. Brenton received a lump sum payment of $50,000. In addition, he will receive supplemental retirement income equal to $50,000 per year for ten (10) years after his retirement from the Parent Company, which shall be adjusted every five years based upon the Consumer Price Index. Upon Mr. Brenton's retirement, the Parent Company will also provide him with certain life insurance benefits until age 70, medical insurance benefits equivalent to those now in effect for ten (10) years following retirement, secretarial support and office space. Retirement benefits are vested and payable to Mr. Brenton or his spouse in the event of his death. If Mr. Brenton becomes permanently disabled or dies prior to retirement, he will be deemed to have retired as of the date of disability or death and shall receive those benefits he would have received had he retired. Furthermore, the contract provides that if the Parent Company agrees prior to January 1, 2000 to more favorable employment benefits for other senior executive officers than those provided to Mr. Brenton, he or his spouse may elect to participate in a similar agreement. However, he may only participate in such agreements entered into after 1994 if such agreements are drawn in anticipation of a change of control. Such post-1994, agreements are subject to certain phase out adjustments.

     During 1994, the Company entered into agreements with Robert L. DeMeulenaere and Larry A. Mindrup which provide these officers certain benefits upon a change in control of the Company. A change in control occurs when there is a transfer of substantially all of the Company's assets, when the stockholders of the Company immediately preceding an event or transaction control less than a majority of the voting power of the Company immediately following the event or transaction, or when the Brenton family and their affiliates together, are no longer the largest shareholder of the Company. Pursuant to the terms of these contracts, Mr. DeMeulenaere and Mr. Mindrup may receive up to $500,000 and $350,000, respectively, if there is a change in control of the Company and they are terminated or there is a substantial reduction in their duties within three years following the change in control. In the event of a change in control where their employment is not terminated, their base salary for the three years following the change in control shall not be less than the amount immediately prior to the change in control. The maximum benefit payable to these individuals is limited to the lessor of the amount deductible under the Internal Revenue Code Section 280G or the amounts set forth above. The benefits payable to Mr. DeMeulenaere and Mr. Mindrup are subject to certain phase out adjustments beginning one year following the change in control and at age 61, with no benefit being payable after age 65.

II.  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as independent auditors for the Company for the year 1995. Such selection is being submitted to the stockholders for approval. KPMG Peat Marwick LLP has served for many years as the independent auditors for the Company, including 1994, and was approved by the stockholders at the last Annual Meeting of the Stockholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.
     10

III.  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the approval of minutes and those mentioned above. However, if any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Parent Company's Bylaws, any stockholder proposal for action at the Annual Meeting, including nominations for the Board of Directors, must be submitted in writing to the Secretary of the Parent Company at least five days prior to the date of the Annual Meeting to be considered and voted upon at the meeting.

INCLUSION OF SHAREHOLDER PROPOSALS IN PROXY STATEMENT

     Any stockholder may present a proposal for inclusion in the Parent Company's proxy statement for the next Annual Meeting of the Stockholders to be held on May 7, 1996, provided that at the time the proposal is submitted the proponent is a record or beneficial owner of at least 1% or $1,000 in market value of shares entitled to be voted at the meeting on a proposal and has held the shares for at least one year, and provided that the proponent shall continue to own the shares through the date of the meeting, May 7, 1996. The proponent shall notify Brenton Banks, Inc., in writing of his or her intention to appear personally at the meeting to present his or her proposal for action. Any proposal must be received by Brenton Banks, Inc. no later than January 8, 1996, in order to be included in the proxy statement of Brenton Banks, Inc. for the May 7, 1996 meeting.

S.E.C. FORM 10-K AVAILABLE.

     COPIES OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, WILL BE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STEVEN T. SCHULER, SECRETARY, BRENTON BANKS, INC., P.O. BOX 961, DES MOINES, IOWA 50304-0961.

     The cost of soliciting proxies will be borne by Brenton Banks, Inc. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of Brenton Banks, Inc., or its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies by telephone, personal interview or other means. Brenton Banks, Inc. will, upon request, reimburse nominees, custodians and fiduciaries for expenses in forwarding proxy material to their principals.

     Only stockholders of record at the close of business on March 13, 1995, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it as promptly as possible. Proxies will be voted for or against the proposals presented at the meeting, in accordance with the stockholder's specifications marked thereon. If no specification is made, proxies will be voted on matters presented at the meeting in accordance with the recommendations of the Board of Directors set forth above in this Proxy Statement. The proxy does not affect the right to vote in person at the meeting, and may be revoked by appropriate notice to the Secretary of the Parent Company at any time prior to the voting.

                              By order of the Board of Directors,




                              Steven T. Schuler
                              Secretary
     11

PROXY     BRENTON BANKS, INC.     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 1995, DES MOINES, IOWA.

The undersigned hereby appoints William H. Brenton, C. Robert Brenton and Junius C. Brenton, and each of them, with full powers of substitution, attorney and proxy to represent the undersigned at the Annual Meeting of Stockholders of Brenton Banks, Inc., to be held at the Convention Center, Des Moines, Iowa, at 5:00 p.m., on May 12, 1995, and at any adjournments thereof, and to vote the shares of Brenton Banks, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if he, she or they were personally present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED ON THE REVERSE SIDE IN PROPOSAL 1, AND FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS IN PROPOSAL 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE OR IF AUTHORITY TO VOTE FOR NOMINEES IS NOT WITHHELD, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE IN PROPOSAL 1, AND FOR PROPOSAL 2.

PLEASE MARK, AND SIGN ON REVERSE SIDE, DATE AND RETURN IN THE ENCLOSED
ENVELOPE.

Will you attend this meeting in person? [ ] Yes [ ] No If yes, there will be _____ person(s) attending.

(Continued and to be signed on the reverse side.)

BRENTON BANKS, INC.
Please mark vote in oval in the following manner using dark ink only. [ ]

1. Election of Directors -
Nominees: William H. Brenton, C. Robert Brenton, Junius C. Brenton, Robert L. DeMeulenaere, R. Dean Duben, Hubert G. Ferguson, and Gary M. Christensen.

[ ] For All  [ ] Withhold Authority   [ ] For All
                 to Vote For All          (Except Nominee(s) listed to right)

2. Proposal to approve KPMG Peat Marwick LLP, Des Moines, Iowa, as independent auditors for the Company for 1995.

[ ] For   [ ] Against   [ ] Abstain

3. Upon the approval of minutes and such other matters as may properly come before the meeting, in such a manner as he or they determine to be in the best interest of the Company. The Board of Directors is not presently aware of any other matters to be presented for action at the meeting.


Dated _______________________, 1995


(Signatures)___________________________________

_______________________________________________
Joint owners must both sign exactly as shown hereon, please sign and return each proxy card you receive. If you are an administrator or other fiduciary, please give your full title. Corporations should sign the full corporation name by an authorized officer. A Partnership should sign in the partnership name by one of the partners.